Exhibit 1.01

CONFLICT MINERALS REPORT

INTEL CORPORATION

IN ACCORD WITH RULE 13P-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934

This Conflict Minerals Report (Report) of Intel Corporation (Intel or we) for the year ended December 31, 2017 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the Rule). The Rule was adopted by the Securities and Exchange Commission (SEC) to implement reporting requirements related to “conflict minerals,” defined by the SEC as columbite-tantalite (coltan), cassiterite, gold, wolframite, and their derivatives, which are limited to tantalum, tin, and tungsten.

The Rule imposes certain reporting obligations on SEC registrants whose products contain conflict minerals that are necessary to the functionality or production of their products (referred to as “necessary conflict minerals”). For products that contain necessary conflict minerals, the registrant must conduct in good faith a reasonable country of origin inquiry designed to determine whether any of the necessary conflict minerals originated in the Democratic Republic of the Congo (DRC) or an adjoining country (collectively, the “Covered Countries”). If, based on such inquiry, the registrant knows or has reason to believe that any of the necessary conflict minerals originated or may have originated in a Covered Country and may not be solely from recycled or scrap sources, the registrant must conduct due diligence to determine if the necessary conflict minerals directly or indirectly financed or benefited armed groups (as defined by the SEC in Form SD) in the Covered Countries.

Overview of Intel’s Conflict Minerals Program

Many of our hardware products contain tantalum, tin, tungsten and/or gold that is necessary to the functionality or production of those products. Conflict minerals are obtained from sources worldwide, and our desire is not to eliminate those originating in the Covered Countries but rather to obtain conflict minerals from sources that do not directly or indirectly finance or benefit armed groups in the Covered Countries. We believe that it is important for us and other companies to support responsible in-region mineral sourcing from the Covered Countries in order to not negatively affect the economies of such countries.

We have worked extensively for over ten years on the issue of conflict minerals and the responsible sourcing of such minerals. We recognize that broad collaborative efforts among governments, non-governmental organizations and industry are needed to identify and mitigate the risk of contributing to serious human rights abuses and conflict related to mineral extraction in the Covered Countries. Intel is a member of the Responsible Minerals Initiative (RMI), formerly the Conflict-Free Sourcing Initiative (CFSI), unique member code INTC and the European Partnership for Responsible Minerals (EPRM), where we collaborate with companies in the electronics and other industries (e.g. jewelry, automotive, medical instrumentation, and others) and other stakeholders to address responsible mineral sourcing issues. Additionally, we are members of, and provide support to, the International Tin Association’s International Tin Supply Chain Initiative (iTSCi), the Better Sourcing Program (BSP), and the Public-Private Alliance for Responsible Minerals Trade (PPA), which promote responsibly sourced minerals from the DRC and adjoining countries.

Supply Chain Description

Most of our hardware products, primarily microprocessors, chipsets and their packages, are manufactured in our own network of fabrication facilities (fabs). Although many of our hardware products contain conflict minerals, we do not purchase ore or unrefined conflict minerals from mines. We are many steps removed in the supply chain from the mining of conflict minerals and are therefore considered a “downstream” purchaser. We purchase materials used in our products from a large network of suppliers; some of those materials contribute necessary conflict minerals to our products. The origin of conflict minerals cannot be determined with any certainty once the ores are smelted, refined and converted to ingots, bullion or other derivatives. The smelters and refiners (referred to as “facilities”) are consolidating points for ore and are in the best position in the total supply chain to know the origin of the ores. We rely on our suppliers to assist with our reasonable country of origin inquiry and due diligence efforts, including the identification of smelters and refiners, for the conflict minerals contained in the materials which they supply to us. We are more knowledgeable about the source and chain of custody of the necessary conflict minerals contained in products we fully manufacture in our fabs, as compared to products which we manufacture but which also include ready-made component parts we purchase from third parties, or products that are manufactured for us by other companies.

Design of Conflict Minerals Program

The design of Intel’s conflict minerals program is in conformity with the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition, and related Supplements on Tin, Tantalum and Tungsten and on Gold (collectively, “OECD Guidance”), specifically as it relates to our position in the minerals supply chain as a “downstream” purchaser. Summarized below are the design components of our conflict minerals program as they relate to the five-step framework from the OECD Guidance:

1.	Maintain strong company management systems:

•	Conflict Minerals Sourcing Policy: Maintain a supply chain policy for conflict minerals originating from the Democratic Republic of the Congo and adjoining countries that includes our commitment to exercise due diligence consistent with the OECD Guidance. That policy is available at www.intel.com/conflictfree.

•	Internal Conflict Minerals team: Operate an internal “Conflict Minerals” team led by our Global Supply Management organization to implement our Conflict Minerals Sourcing Policy. We review such implementation efforts with our Chief Executive Officer (CEO) and senior management of our Technology and Manufacturing Group (TMG).

•	Supply chain control system: Employ a supply chain system of controls and transparency through the use of due diligence tools such as the Conflict Minerals Reporting Template (CMRT), a supply chain survey designed by the RMI to identify the smelters and refiners that process the necessary conflict minerals contained in our products and the country of origin of those conflict minerals. We employ a database to assess due diligence information and maintain records relating to our conflict minerals program for at least five years, in accordance with our record retention guidelines.

•	Supplier engagement: Feature requirements related to conflict minerals in our standard template for supplier contracts and specifications so that current and future suppliers are obligated to comply with our policies on conflict minerals, including participation in a supply chain survey and related due diligence activities. We communicate our Conflict Minerals Sourcing Policy and contractual requirements to relevant suppliers annually.

•	Company grievance mechanism: Enable employees, suppliers and other stakeholders to report any concerns relating to our conflict minerals program through our online corporate responsibility reporting and grievance mechanism found on our company website (www.intel.com/conflictfree).

2.	Identify and assess risks in our supply chain:

•	Identify smelters/refiners in our supply chain: Identify direct suppliers that supply products to Intel that may contribute necessary conflict minerals to our products. Conduct an annual supply chain survey requesting those direct suppliers to provide a conflict minerals declaration, using the CMRT, designed to identify the conflict minerals contained in the products they supply to Intel, the smelters and refiners that processed those conflict minerals and the country of origin of those conflict minerals. We evaluate the completeness and accuracy of the suppliers’ survey responses and contact suppliers whose survey response we identified as having contained incomplete or potentially inaccurate information in order to seek additional clarifying information.

•	Identify the scope of the risk assessment: Our risk assessment is designed to identify risks in our supply chain, including direct suppliers that do not meet our contractual requirements related to conflict minerals, and smelters and refiners that are not conformant to a responsible mineral sourcing validation program or that we have reason to believe may source conflict minerals from the Covered Countries. We document mineral country of origin information for the smelters and refiners identified by the supply chain survey, as provided from sources including the supply chain survey, responsible mineral sourcing validation programs, directly from smelters and refiners that Intel contacts, and from publicly available sources such as smelter and refiner websites.

•	Assess due diligence practices of smelters and refiners: Compare smelters and refiners identified by the supply chain survey against the list of facilities that are conformant to a responsible mineral sourcing validation program such as the RMI’s Responsible Minerals Assurance Program (RMAP), the London Bullion Market Association’s Responsible Gold Programme and the Responsible Jewellery Council’s Chain-of-Custody Certification program.

•	Carry out spot checks of smelters and refiners: Conduct spot checks of smelter and refiner due diligence practices by attempting to visit those facilities that are not conformant to a responsible mineral sourcing validation program and which allowed our visit. Our smelter and refiner visits are designed to assess their due diligence practices, request country of origin and chain of custody information for the conflict minerals processed by the facilities and encourage and assist their participation in such a program.

3.	Execute a strategy to respond to identified risks:

•	Report findings to senior management: Provide progress reports to our CEO and TMG senior management summarizing information gathered during our annual supply chain survey, results from the risk assessment process and status of our risk mitigation efforts.

•	Devise and adopt a risk management plan: Maintain a risk management plan that includes due diligence reviews of suppliers, smelters and refiners that may be sourcing or processing conflict minerals from the Covered Countries which may not be from recycled or scrap sources. Our due diligence measures are significantly based on responsible mineral sourcing validation programs that evaluate the procurement practices of the smelters and refiners that process and provide those conflict minerals to our supply chain.

•	Implement a risk management plan: Perform risk mitigation efforts to bring suppliers into conformity with our Conflict Minerals Sourcing Policy or contractual requirements, which efforts may include working with direct suppliers to consider an alternative source for the necessary conflict minerals. Attempt to contact smelter and refiner facilities that are not conformant to a responsible mineral sourcing validation program to assess their due diligence practices, request country of origin and chain of custody information for the conflict minerals processed by the facilities and encourage and assist their participation in such a program.

•	Ongoing risk monitoring: Monitor and track suppliers, smelters and refiners identified as not meeting the requirements set forth in our Conflict Minerals Sourcing Policy or contractual requirements to determine their progress in meeting those requirements.

4.	Support the development and implementation of independent third party audits of smelters’ and refiners’ sourcing:

•	Support development and implementation of due diligence practices and tools such as the CMRT through our leadership in the RMI’s Steering Committee and participation within RMI sub-teams.

•	Support development and implementation of the RMAP by defining the terms of the RMAP audit protocol in conjunction with RMI member companies and other industry groups.

•	Support responsible mineral sourcing validation programs that carry-out independent third party audits of smelter and refiner facilities, such as the RMAP, through our membership in and financial support of the RMI (unique member code INTC).

5.	Report on supply chain due diligence:

•	Publicly communicate our Conflict Minerals Sourcing Policy on our company website at www.intel.com/conflictfree.

•	Report annually on our supply chain due diligence activities in our white paper titled “Intel’s Efforts to Achieve a ‘Conflict Free’ Supply Chain” and Corporate Social Responsibility Report available on our company website at www.intel.com/conflictfree.

•	Obtain an independent private sector audit of applicable sections of this Report and file a Form SD with the SEC. This information is publicly available on our company website at www.intel.com/conflictfree.

The content of any website referred to in this Report is included for general information only and is not incorporated by reference in this Report.

Description of Reasonable Country of Origin Inquiry Efforts

For 2017, our reasonable country of origin inquiry (RCOI) efforts included conducting a supply chain survey of our direct suppliers, referred to as surveyed suppliers, using the CMRT. The supply chain surveys requested our suppliers to identify the smelters and refiners and countries of origin of the conflict minerals in products they supply to us. We compared the smelters and refiners identified in the surveys against the lists of facilities which are conformant to a responsible mineral sourcing validation program such as the RMAP, the London Bullion Market Association’s Responsible Gold Programme or the Responsible Jewellery Council’s Chain-of-Custody Certification program. We also proactively attempted to contact smelter and refiner facilities identified by our surveyed suppliers where we did not have mineral country of origin information and requested each facility contacted to identify the types of raw materials processed by the facility and the mineral country of origin for ore processed by that facility. We documented country of origin information for the smelter and refiner facilities identified by surveyed suppliers as provided from sources including the supply chain survey, responsible mineral sourcing validation programs, directly from smelters and refiners that Intel contacted, and from publicly available sources such as smelter and refiner websites, if we determined such publicly available sources to be reliable.

Results of Reasonable Country of Origin Inquiry Efforts

For 2017, Intel conducted a supply chain survey of 317 suppliers that we identified may contribute necessary conflict minerals to our products, including suppliers to Mobileye B.V. (Mobileye), formerly Mobileye N.V., a company Intel acquired in 2017. Of these 317 surveyed suppliers, 75 were suppliers to Mobileye that were not otherwise part of the Intel supply chain prior to the acquisition (Mobileye-unique suppliers).

The results of our RCOI as of March 1, 2018 are as follows:

•	100% of surveyed suppliers, excluding the Mobileye-unique suppliers, provided a CMRT in response to our supply chain survey request.

•	The surveyed suppliers identified 267 operational smelter and refiner facilities which may process the necessary conflict minerals contained in the products provided to us.

•	We know or have reason to believe that a portion of the conflict minerals processed by 40 of these 267 smelters and refiners may have originated in the Covered Countries and may not be solely from recycled or scrap sources.

Mobileye conflict mineral due diligence efforts are substantially incorporated into our conflict minerals program. As of March 1, 2018, 51 of the 75 Mobileye-unique suppliers, approximately 68%, had provided a CMRT in response to our supply chain survey request, and the information provided by those suppliers is incorporated into the results of our RCOI and the Results of our Due Diligence Measures section below. As of the filing date of this Report, an additional 9 Mobileye-unique suppliers provided a CMRT, thus increasing the Mobileye-unique supplier response rate to 80%, but our supplier due diligence with these remaining suppliers is ongoing.

Conclusion Based on Reasonable Country of Origin Inquiry

We have concluded in good faith that during 2017:

a)	Intel manufactured and contracted with others to manufacture products as to which conflict minerals are necessary to the functionality or production of our products.

b)	Based on our RCOI, we know or have reason to believe that a portion of the necessary conflict minerals contained in our products originated or may have originated in the Covered Countries and know or have reason to believe that those necessary conflict minerals may not be solely from recycled or scrap sources.

As a result of the above conclusion and pursuant to the Rule, we undertook due diligence measures on the source and chain of custody of the necessary conflict minerals in our products which we had reason to believe may have originated from the Covered Countries and which may not have come from recycled or scrap sources. There is significant overlap between our RCOI efforts and our due diligence measures performed.

Description of Due Diligence Measures Performed

Below is a description of the measures performed for this reporting period, as of March 1, 2018, to exercise due diligence on the source and chain of custody of the necessary conflict minerals contained in our products:

•	Conducted a supply chain survey of suppliers which we identified may be supplying Intel with products that contain necessary conflict minerals using the CMRT, requesting country of origin information regarding the necessary conflict minerals and identification of smelters and refiners that process such minerals.

•	Contacted surveyed suppliers on responses to supply chain surveys that we identified as having contained incomplete or potentially inaccurate information to seek additional clarifying information.

•	Received a CMRT from 100% of our surveyed suppliers, excluding Mobileye-unique suppliers, in response to our supply chain survey request.

•	Compared smelters and refiners identified by surveyed suppliers against the list of facilities that are conformant to a responsible mineral sourcing validation program.

•	Monitored and tracked surveyed suppliers, and smelters and refiners identified by surveyed suppliers, which we identified as not meeting our conflict minerals policy or contractual requirements, to determine their progress in meeting those requirements.

•	Performed risk mitigation efforts with surveyed suppliers we identified as not in conformity with our conflict minerals policy or contractual requirements by working with them to bring them into compliance.

•	In 2017, visited 2 smelters and refiners that were not conformant with a responsible mineral sourcing validation program to collect country of origin information and encourage and assist their participation in such a program.

•	Provided 11 progress reports to TMG senior management and 2 progress reports to our CEO that summarized the status of our conflict minerals program.

•	Obtained an independent private sector audit of applicable sections of this Report, which is set forth as Exhibit A to this Report.

Results of our Due Diligence Measures

Inherent Limitations on Due Diligence Measures

As a downstream purchaser of products which contain conflict minerals, our due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary conflict minerals. Our due diligence processes are based on the necessity of seeking data from our direct suppliers and those suppliers seeking similar information within their supply chains to identify the original sources of the necessary conflict minerals. We also rely, to a large extent, on information collected and provided by responsible mineral sourcing validation programs. Such sources of information, as well as our smelters and refiner facility visits and publicly available sources, may yield inaccurate or incomplete information and may be subject to fraud.

Another complicating factor is the unavailability of country of origin and chain of custody information from our suppliers on a continuous, real-time basis. The supply chain of commodities such as conflict minerals is a multi-step process operating more or less on a daily basis, with ore being delivered to smelters and refiners, with smelters and refiners smelting or refining ores into metal containing derivatives such as ingots, with the derivatives being shipped, sold and stored in numerous market locations around the world and with distributors and purchasers holding varying amounts of the derivatives in inventory for use. Since we do not have direct contractual relationships with smelters and refiners, we rely on our direct suppliers and the entire supply chain to gather and provide specific information about the date when the ore is smelted into a derivative and later shipped, stored, sold and first entered the stream of commerce. We directly seek sourcing data on a periodic basis from our direct suppliers as well as certain smelters and refiners. We ask that the data cover the entire reporting year, and we seek to use contract provisions requiring the suppliers to promptly update us in the event that the sourcing data changes.

Surveyed Supplier Due Diligence Results

Intel evaluated the accuracy and completeness of the responses to our supply chain surveys by our surveyed suppliers. We identified 50 surveyed suppliers whose initial survey response contained incomplete or potentially inaccurate information. We used various methods to identify the incomplete or inaccurate information in the surveyed supplier’s response, including verification checks conducted by third party software or by members of our internal conflict minerals team. When an incomplete or inaccurate response was identified, we contacted the applicable surveyed supplier, identified the incomplete or inaccurate information and requested that the surveyed supplier correct the incomplete or potentially inaccurate information and provide an updated response. All of these 50 surveyed suppliers provided an updated CMRT which we determined, using the same evaluation criteria, to be complete and accurate.

Upon receiving a survey response identified to be complete and accurate based on our evaluation criteria, we further evaluated each response for conformity with our conflict minerals policy or contractual requirements. These requirements include that our surveyed suppliers must maintain a publicly available conflict minerals sourcing policy, provide a CMRT upon our request, and use smelters and refiners which are either conformant to a responsible mineral sourcing validation program, have begun participating in such a program, or are included among the facilities that we have reasonably concluded, through our own due diligence activities, do not process conflict minerals which originated from the Covered Countries. We identified surveyed suppliers which were not fully compliant with all applicable requirements and monitored and tracked these suppliers’ progress in meeting the applicable requirements. We performed risk mitigation efforts by contacting each supplier, identifying actions items which we requested the supplier complete, and asking the supplier to provide an updated CMRT. Our risk mitigation efforts are specifically related to meeting our conflict minerals policy or contractual requirements, with the goal of bringing each surveyed supplier into compliance with such requirements.

As a result of these supplier due diligence activities, Intel determined that approximately 98% of the surveyed suppliers that had provided a CMRT as of March 1, 2018 (287 out of 293) are in compliance with our conflict minerals policy or contractual requirements.

Smelter and Refiner Due Diligence Results

As a result of the supply chain survey, our surveyed suppliers identified an aggregate of 267 operational smelter and refiner facilities which may process the necessary conflict minerals contained in the products these surveyed suppliers provided to Intel.

Intel conducted due diligence on these smelters and refiners. Our due diligence activities are dominated by a continual process to determine and monitor whether the identified smelters and refiners are operational and therefore may contribute necessary conflict minerals to our final products, and whether they are conformant to a responsible mineral sourcing validation program or have begun participating in such a program. We also sought reliable information on the source and chain of custody of the conflict minerals processed by such facilities, including from publicly available sources, with the goal to determine if any of these facilities processed conflict minerals that may have originated from the Covered Countries and may not be solely from recycled or scrap sources.

If a smelter or refiner in our supply chain was not yet conformant to a responsible mineral sourcing validation program or had not yet begun participating in such a program, Intel and other RMI member companies proactively attempted to contact such facilities to request country of origin information for the conflict minerals the facilities processed as well as to encourage and assist their participation in a responsible mineral sourcing validation program and, in some cases, visited such facilities on-site. We monitored and tracked smelters and refiners which we identified as not being conformant to a responsible mineral sourcing validation program or having not begun participating in such program.

During this reporting year, we identified 45 smelter and refiner facilities that were not conformant to a responsible mineral sourcing validation program. These facilities were the focus of our smelter and refiner due diligence activities for this reporting period and, as a result of our activities, we reasonably concluded that as of March 1, 2018:

•	23 of these 45 smelter and refiner facilities had later become conformant to a responsible mineral sourcing program.

•	3 of these 45 smelter and refiner facilities have begun participating in a responsible mineral sourcing validation program but are not yet conformant.

•	16 of these 45 smelter and refiner facilities do not process conflict minerals which originated from the Covered Countries (referred to below as “Intel Validated”).

For a summary of the overall status of all 267 identified smelter and refiner facilities, please see “Summary of Smelter and Refiner Status” below.

We were unable to ascertain the country of origin or chain of custody of the necessary conflict minerals processed by approximately 1% of all identified smelter and refiner facilities (3 of 267) because, for this reporting period, certain smelter and refiner facilities (1) were not yet participating in a responsible mineral sourcing validation program, (2) did not respond to our requests for country of origin or chain of custody information, (3) were unwilling to allow us to visit the facility to conduct an on-site review of such information, (4) did not have contact details available to establish communication to request country of origin or chain of custody information or (5) did not have publicly available information on the source and chain of custody of conflict minerals which we determined to be reliable and complete.

Nonetheless, as a result of our due diligence activities summarized above, we determined the following as of March 1, 2018:

•	264 of the 267 smelters and refiners identified by our surveyed suppliers, approximately 99%, were either conformant to a responsible mineral sourcing validation program, have begun participating in such a program, or are facilities that, based on our own due diligence activities, we have reasonably concluded do not process conflict minerals which originated from the Covered Countries.

•	All 40 smelters and refiners which we know or have reason to believe may source conflict minerals from the Covered Countries which may not be solely from recycled or scrap sources are conformant to a responsible mineral sourcing validation program.

•	We have no reason to believe that any of the 267 smelter and refiner facilities directly or indirectly finance or benefit armed groups in the Covered Countries.

Below is a summary of the mineral country of origin information collected as of March 1, 2018 as a result of our due diligence activities:

Argentina	Ecuador	Mauritania	Rwanda
Australia	Eritrea	Mexico	Senegal
Austria	Ethiopia	Mongolia	Sierra Leone
Azerbaijan	Ghana	Morocco	South Africa
Benin	Guatemala	Mozambique	Spain
Bolivia (Plurinational State of)	Guinea	Myanmar	Sweden
Brazil	Guyana	Namibia	Tanzania
Burkina Faso	Honduras	Nicaragua	Thailand
Burundi	Indonesia	Nigeria	Togo
Cambodia	Japan	Panama	Turkey
Canada	Kazakhstan	Peru	Uganda
Chile	Kyrgyzstan	Philippines	United Kingdom of Great Britain and Northern Ireland
China	Lao People’s Democratic Republic	Poland	United States of America
Colombia	Liberia	Portugal	Uzbekistan
Democratic Republic of the Congo	Malaysia	Republic of Korea	Vietnam
Dominican Republic	Mali	Russian Federation	Zimbabwe

Summary of Smelter and Refiner Status

The charts below summarize, by conflict mineral, the numbers of operational smelter and refiner facilities, identified by our surveyed suppliers, that as of March 1, 2018:

(i)	are conformant to a responsible mineral sourcing validation program (referred to as “Conformant”),

(ii)	Intel has reasonably concluded, based on our due diligence activities, do not process conflict minerals which originated from the Covered Countries (referred to as “Intel Validated”),

(iii)	have begun participating in a responsible mineral sourcing validation program (referred to as “Active”), or

(iv)	have not begun participating in a responsible mineral sourcing validation program (referred to as “Not Active”).

Status of Identified Smelters and Refiners

The table below lists the facilities which, to the extent known, processed the necessary conflict minerals in our products based on responses received from our surveyed suppliers as of March 1, 2018. Intel conducts no direct transactions and has no contractual relationship with these smelter and refiner facilities nor their sources of ore.

Metal	Smelter or Refiner Facility Name†	Location of Facility†
Gold	Advanced Chemical Company *	United States of America
Gold	Aida Chemical Industries Co., Ltd. *	Japan
Gold	Al Etihad Gold LLC *	United Arab Emirates
Gold	Allgemeine Gold-und Silberscheideanstalt A.G. *	Germany
Gold	Almalyk Mining and Metallurgical Complex (AMMC) *	Uzbekistan
Gold	AngloGold Ashanti Corrego do Sitio Mineracao *	Brazil
Gold	Argor-Heraeus S.A. *	Switzerland
Gold	Asahi Pretec Corp. *	Japan
Gold	Asahi Refining Canada Ltd. *	Canada
Gold	Asahi Refining USA Inc. *	United States of America
Gold	Asaka Riken Co., Ltd. *	Japan
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey
Gold	AU Traders and Refiners *	South Africa
Gold	Aurubis AG *	Germany
Gold	Bangalore Refinery **	India
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines) *	Philippines
Gold	Boliden AB *	Sweden
Gold	C. Hafner GmbH + Co. KG *	Germany
Gold	Caridad	Mexico
Gold	CCR Refinery - Glencore Canada Corporation *	Canada
Gold	Cendres + Metaux S.A. *	Switzerland
Gold	Chimet S.p.A. *	Italy
Gold	Chugai Mining	Japan
Gold	Daejin Indus Co., Ltd. *	Korea (Republic of)
Gold	Daye Non-Ferrous Metals Mining Ltd. *	China
Gold	DODUCO Contacts and Refining GmbH *	Germany
Gold	Dowa *	Japan
Gold	DSC (Do Sung Corporation) *	Korea (Republic of)
Gold	Eco-System Recycling Co., Ltd. *	Japan
Gold	Emirates Gold DMCC *	United Arab Emirates
Gold	GCC Gujrat Gold Centre Pvt. Ltd.	India
Gold	Geib Refining Corporation *	United States of America
Gold	Gold Refinery of Zijin Mining Group Co., Ltd. *	China
Gold	Great Wall Precious Metals Co., Ltd. of CBPM *	China
Gold	HeeSung Metal Ltd. *	Korea (Republic of)
Gold	Heimerle + Meule GmbH *	Germany
Gold	Heraeus Metals Hong Kong Ltd. *	China
Gold	Heraeus Precious Metals GmbH & Co. KG *	Germany
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd. *	China
Gold	Ishifuku Metal Industry Co., Ltd. *	Japan
Gold	Istanbul Gold Refinery *	Turkey
Gold	Italpreziosi *	Italy
Gold	Japan Mint *	Japan
Gold	Jiangxi Copper Co., Ltd. *	China
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant *	Russian Federation
Gold	JSC Uralelectromed *	Russian Federation
Gold	JX Nippon Mining & Metals Co., Ltd. *	Japan
Gold	Kazakhmys Smelting LLC	Kazakhstan
Gold	Kazzinc *	Kazakhstan
Gold	Kennecott Utah Copper LLC *	United States of America
Gold	KGHM Polska Miedz Spolka Akcyjna **	Poland
Gold	Kojima Chemicals Co., Ltd. *	Japan
Gold	Korea Zinc Co., Ltd. *	Korea (Republic of)
Gold	Kyrgyzaltyn JSC *	Kyrgyzstan
Gold	L’Orfebre S.A. **	Andorra
Gold	LS-NIKKO Copper Inc. *	Korea (Republic of)
Gold	Marsam Metals *	Brazil
Gold	Materion *	United States of America
Gold	Matsuda Sangyo Co., Ltd. *	Japan
Gold	Metalor Technologies (Hong Kong) Ltd. *	China
Gold	Metalor Technologies (Singapore) Pte., Ltd. *	Singapore
Gold	Metalor Technologies (Suzhou) Ltd. *	China
Gold	Metalor Technologies S.A. *	Switzerland
Gold	Metalor USA Refining Corporation *	United States of America
Gold	Metalurgica Met-Mex Penoles S.A. De C.V. *	Mexico
Gold	Mitsubishi Materials Corporation *	Japan
Gold	Mitsui Mining and Smelting Co., Ltd. *	Japan
Gold	MMTC-PAMP India Pvt., Ltd. *	India
Gold	Modeltech Sdn Bhd **	Malaysia
Gold	Moscow Special Alloys Processing Plant *	Russian Federation

Metal	Smelter or Refiner Facility Name†	Location of Facility†
Gold	Nadir Metal Rafineri San. Ve Tic. A.S. *	Turkey
Gold	Navoi Mining and Metallurgical Combinat *	Uzbekistan
Gold	Nihon Material Co., Ltd. *	Japan
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH *	Austria
Gold	Ohura Precious Metal Industry Co., Ltd. *	Japan
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet) *	Russian Federation
Gold	OJSC Novosibirsk Refinery *	Russian Federation
Gold	PAMP S.A. *	Switzerland
Gold	Penglai Penggang Gold Industry Co., Ltd.	China
Gold	Planta Recuperadora de Metales SpA *	Chile
Gold	Prioksky Plant of Non-Ferrous Metals *	Russian Federation
Gold	PT Aneka Tambang (Persero) Tbk *	Indonesia
Gold	PX Precinox S.A. *	Switzerland
Gold	Rand Refinery (Pty) Ltd. *	South Africa
Gold	Remondis Argentia B.V. **	Netherlands
Gold	Republic Metals Corporation *	United States of America
Gold	Royal Canadian Mint *	Canada
Gold	SAAMP *	France
Gold	Sabin Metal Corp.	United States of America
Gold	Safimet S.p.A *	Italy
Gold	SAFINA A.S. **	Czech Republic
Gold	Samduck Precious Metals *	Korea (Republic of)
Gold	SAXONIA Edelmetalle GmbH *	Germany
Gold	Schone Edelmetaal B.V. *	Netherlands
Gold	SEMPSA Joyeria Plateria S.A. *	Spain
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd. *	China
Gold	Sichuan Tianze Precious Metals Co., Ltd. *	China
Gold	Singway Technology Co., Ltd. *	Taiwan
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals *	Russian Federation
Gold	Solar Applied Materials Technology Corp. *	Taiwan
Gold	Sumitomo Metal Mining Co., Ltd. *	Japan
Gold	SungEel HiMetal Co., Ltd. *	Korea (Republic of)
Gold	T.C.A S.p.A *	Italy
Gold	Tanaka Kikinzoku Kogyo K.K. *	Japan
Gold	The Refinery of Shandong Gold Mining Co., Ltd. *	China
Gold	Tokuriki Honten Co., Ltd. *	Japan
Gold	TOO Tau-Ken-Altyn	Kazakhstan
Gold	Torecom *	Korea (Republic of)
Gold	Umicore Brasil Ltda. *	Brazil
Gold	Umicore Precious Metals Thailand *	Thailand
Gold	Umicore S.A. Business Unit Precious Metals Refining *	Belgium
Gold	United Precious Metal Refining, Inc. *	United States of America
Gold	Valcambi S.A. *	Switzerland
Gold	Western Australian Mint (T/a The Perth Mint) *	Australia
Gold	WIELAND Edelmetalle GmbH *	Germany
Gold	Yamakin Co., Ltd. *	Japan
Gold	Yokohama Metal Co., Ltd. *	Japan
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation *	China
Tantalum	Asaka Riken Co., Ltd. *	Japan
Tantalum	Changsha South Tantalum Niobium Co., Ltd. *	China
Tantalum	D Block Metals, LLC *	United States of America
Tantalum	Exotech Inc. *	United States of America
Tantalum	F&X Electro-Materials Ltd. *	China
Tantalum	FIR Metals & Resource Ltd. *	China
Tantalum	Global Advanced Metals Aizu *	Japan
Tantalum	Global Advanced Metals Boyertown *	United States of America
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd. *	China
Tantalum	Guangdong Zhiyuan New Material Co., Ltd. *	China
Tantalum	H.C. Starck Co., Ltd. *	Thailand
Tantalum	H.C. Starck Hermsdorf GmbH *	Germany
Tantalum	H.C. Starck Inc. *	United States of America
Tantalum	H.C. Starck Ltd. *	Japan
Tantalum	H.C. Starck Smelting GmbH & Co. KG *	Germany
Tantalum	H.C. Starck Tantalum and Niobium GmbH *	Germany
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd. *	China
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd. *	China
Tantalum	Jiangxi Tuohong New Raw Material *	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd. *	China
Tantalum	Jiujiang Tanbre Co., Ltd. *	China
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd. *	China

Metal	Smelter or Refiner Facility Name†	Location of Facility†
Tantalum	KEMET Blue Metals *	Mexico
Tantalum	KEMET Blue Powder *	United States of America
Tantalum	LSM Brasil S.A. *	Brazil
Tantalum	Metallurgical Products India Pvt., Ltd. *	India
Tantalum	Mineracao Taboca S.A. *	Brazil
Tantalum	Mitsui Mining and Smelting Co., Ltd. *	Japan
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd. *	China
Tantalum	NPM Silmet AS *	Estonia
Tantalum	Power Resources Ltd. *	Macedonia (The Former Yugoslav Republic of)
Tantalum	QuantumClean *	United States of America
Tantalum	Resind Industria e Comercio Ltda. *	Brazil
Tantalum	RFH Tantalum Smeltery Co., Ltd./Yanling Jincheng Tantalum & Niobium Co., Ltd. *	China
Tantalum	Solikamsk Magnesium Works OAO *	Russian Federation
Tantalum	Taki Chemical Co., Ltd. *	Japan
Tantalum	Telex Metals *	United States of America
Tantalum	Ulba Metallurgical Plant JSC *	Kazakhstan
Tantalum	XinXing HaoRong Electronic Material Co., Ltd. *	China
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd. *	China
Tin	Alpha *	United States of America
Tin	An Vinh Joint Stock Mineral Processing Company	Vietnam
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd. *	China
Tin	China Tin Group Co., Ltd. *	China
Tin	CV Ayi Jaya *	Indonesia
Tin	CV Dua Sekawan *	Indonesia
Tin	CV Gita Pesona *	Indonesia
Tin	CV Tiga Sekawan *	Indonesia
Tin	CV United Smelting *	Indonesia
Tin	CV Venus Inti Perkasa *	Indonesia
Tin	Dowa *	Japan
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy JSC	Vietnam
Tin	EM Vinto *	Bolivia (Plurinational State of)
Tin	Estanho de Rondonia S.A.	Brazil
Tin	Fenix Metals *	Poland
Tin	Gejiu Fengming Metallurgy Chemical Plant *	China
Tin	Gejiu Jinye Mineral Company *	China
Tin	Gejiu Kai Meng Industry and Trade LLC *	China
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd. *	China
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd. *	China
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd. *	China
Tin	Guanyang Guida Nonferrous Metal Smelting Plant *	China
Tin	HuiChang Hill Tin Industry Co., Ltd. *	China
Tin	Huichang Jinshunda Tin Co., Ltd. *	China
Tin	Jiangxi Ketai Advanced Material Co., Ltd. *	China
Tin	Magnu’s Minerais Metais e Ligas Ltda. *	Brazil
Tin	Malaysia Smelting Corporation (MSC) *	Malaysia
Tin	Melt Metais e Ligas S.A. *	Brazil
Tin	Metallic Resources, Inc. *	United States of America
Tin	Metallo Belgium N.V. *	Belgium
Tin	Metallo Spain S.L.U. *	Spain
Tin	Mineracao Taboca S.A. *	Brazil
Tin	Minsur *	Peru
Tin	Mitsubishi Materials Corporation *	Japan
Tin	Modeltech Sdn Bhd **	Malaysia
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Vietnam
Tin	O.M. Manufacturing (Thailand) Co., Ltd. *	Thailand
Tin	O.M. Manufacturing Philippines, Inc. *	Philippines
Tin	Operaciones Metalurgical S.A. *	Bolivia (Plurinational State of)
Tin	PT Aries Kencana Sejahtera *	Indonesia
Tin	PT Artha Cipta Langgeng *	Indonesia
Tin	PT ATD Makmur Mandiri Jaya *	Indonesia
Tin	PT Babel Inti Perkasa *	Indonesia
Tin	PT Bangka Prima Tin *	Indonesia
Tin	PT Bangka Tin Industry *	Indonesia
Tin	PT Belitung Industri Sejahtera *	Indonesia
Tin	PT Bukit Timah *	Indonesia
Tin	PT DS Jaya Abadi *	Indonesia
Tin	PT Eunindo Usaha Mandiri *	Indonesia
Tin	PT Inti Stania Prima *	Indonesia

Metal	Smelter or Refiner Facility Name†	Location of Facility†
Tin	PT Karimun Mining *	Indonesia
Tin	PT Kijang Jaya Mandiri *	Indonesia
Tin	PT Lautan Harmonis Sejahtera *	Indonesia
Tin	PT Menara Cipta Mulia *	Indonesia
Tin	PT Mitra Stania Prima *	Indonesia
Tin	PT Panca Mega Persada *	Indonesia
Tin	PT Premium Tin Indonesia *	Indonesia
Tin	PT Prima Timah Utama *	Indonesia
Tin	PT Refined Bangka Tin *	Indonesia
Tin	PT Sariwiguna Binasentosa *	Indonesia
Tin	PT Stanindo Inti Perkasa *	Indonesia
Tin	PT Sukses Inti Makmur *	Indonesia
Tin	PT Sumber Jaya Indah *	Indonesia
Tin	PT Timah (Persero) Tbk Kundur *	Indonesia
Tin	PT Timah (Persero) Tbk Mentok *	Indonesia
Tin	PT Tinindo Inter Nusa *	Indonesia
Tin	PT Tommy Utama *	Indonesia
Tin	Resind Industria e Comercio Ltda. *	Brazil
Tin	Rui Da Hung *	Taiwan
Tin	Soft Metais Ltda. *	Brazil
Tin	Thaisarco *	Thailand
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	Vietnam
Tin	White Solder Metalurgia e Mineracao Ltda. *	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd. *	China
Tin	Yunnan Tin Company Limited *	China
Tungsten	A.L.M.T. TUNGSTEN Corp. *	Japan
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd. *	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd. *	China
Tungsten	Fujian Jinxin Tungsten Co., Ltd. *	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd. *	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd. *	China
Tungsten	Global Tungsten & Powders Corp. *	United States of America
Tungsten	Guangdong Xianglu Tungsten Co., Ltd. *	China
Tungsten	H.C. Starck Smelting GmbH & Co. KG *	Germany
Tungsten	H.C. Starck Tungsten GmbH *	Germany
Tungsten	Hunan Chenzhou Mining Co., Ltd. *	China
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd. *	China
Tungsten	Hunan Litian Tungsten Industry Co., Ltd. **	China
Tungsten	Hydrometallurg, JSC *	Russian Federation
Tungsten	Japan New Metals Co., Ltd. *	Japan
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd. *	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd. *	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd. *	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd. *	China
Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd. *	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd. *	China
Tungsten	Kennametal Huntsville *	United States of America
Tungsten	Malipo Haiyu Tungsten Co., Ltd. *	China
Tungsten	Niagara Refining LLC *	United States of America
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC *	Vietnam
Tungsten	Philippine Chuangxin Industrial Co., Inc. *	Philippines
Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City *	China
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd. *	Vietnam
Tungsten	Wolfram Bergbau und Hutten AG *	Austria
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd. *	China
Tungsten	Xiamen Tungsten Co., Ltd. *	China
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd. *	China
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd. *	China

†	Smelter and refiner facility names and locations as reported by the RMI as of March 1, 2018.
*	Denotes smelters and refiners which are conformant to a responsible mineral sourcing validation program as of March 1, 2018.
**	Denotes smelters and refiners which are participating in a responsible mineral sourcing validation program as of March 1, 2018.

Product Conclusions

For this reporting period, we identified the following products which we manufactured or contracted with others to manufacture that may contain necessary conflict minerals. On the basis of our due diligence measures as described in this Report as of March 1, 2018, we have made the following conclusions in good faith for this reporting period.

Our Microprocessors, FPGA Products and Chipsets Solely Manufactured by Intel consisting of Celeron®, Pentium®, Intel® Core™, Intel® Xeon®, Intel® Quark™ and Intel Atom® processors; Intel® Stratix®, Intel® Arria®, and Intel® Cyclone® FPGAs; MAX® CPLD; Intel® Enpirion® power solutions and Mobileye EyeQ* family of system-on-chip (SoC) devices: All surveyed suppliers which we identified as contributing necessary conflict minerals to these products have identified the smelters and refiners in the supply chain that are the sources of the necessary conflict minerals, and all of these smelters and refiners are conformant to a responsible mineral sourcing validation program. We have therefore reasonably concluded that these necessary conflict minerals did not directly or indirectly finance or benefit armed groups in the Covered Countries based on our due diligence measures performed.

Our Other Products consisting of other server products and networking, boards and kits, memory storage products, and other Mobileye products: With the exception of several Mobileye-unique suppliers with whom our due diligence is ongoing as described above, all of the surveyed suppliers which we identified as contributing necessary conflict minerals to these products provided a CMRT in response to our supply chain survey request. Of these surveyed suppliers, 98% were in compliance with our conflict minerals policy or contractual requirements. Approximately 99% of the smelters and refiners identified by these surveyed suppliers were either conformant to a responsible mineral sourcing validation program, have begun participating in such a program, or are facilities that, based on our own due diligence activities, we have reasonably concluded do not process conflict minerals which originated from the Covered Countries. We have no reason to believe the necessary conflict minerals in our Other Products directly or indirectly finance or benefit armed groups in the Covered Countries based on our due diligence measures performed.

Our efforts to determine the mine or location of origin of the necessary conflict minerals in all of our products with the greatest possible specificity consisted of the due diligence measures described in this Report. In particular, we relied on the information made available by responsible mineral sourcing validation programs for the smelters and refiners in our supply chain because such programs review and audit whether sufficient evidence exists regarding country, mine and/or location of origin of the conflict minerals that the audited smelter or refiner facilities have processed. We also sought source and chain of custody information directly from smelters and refiners and from publicly available sources and, if we determined such information to be reliable, we used the information to make reasonable conclusions on the source and chain of custody of the conflict minerals processed by facilities which were not conformant to or participating in a responsible mineral sourcing validation program.

Future Due Diligence Measures

During the reporting period for the calendar year ending December 31, 2018, we are continuing to engage in the activities described above in “Design of Conflict Minerals Program.” We intend to continue to contact smelters and refiners identified in our supply chain survey process that are not yet conformant to a responsible mineral sourcing validation program and request their participation in such a program, supporting our efforts to build ethical and socially responsible supply chains for our company.

Independent Private Sector Audit of this Report

We obtained an independent private sector audit of this Report by Ernst & Young LLP, which is set forth as Exhibit A to this Report.

Intel and the Intel logo, Intel Atom, Intel Core, Xeon, Celeron, Pentium, Quark, Stratix, Arria, Cyclone, MAX, and Enpirion are trademarks of Intel Corporation or its subsidiaries in the U.S. and/or other countries.

*	Other names and brands may be claimed as the property of others.

Exhibit A

Report of Independent Accountants

To the stockholders and The Board of Directors of Intel Corporation

We have examined whether the design of Intel Corporation’s (the “Company”) due diligence framework as set forth in the Design of Conflict Minerals Program section of the Conflict Minerals Report for the reporting period from January 1 to December 31, 2017, is in conformity, in all material respects, with the criteria set forth in the Organisation of Economic Co-Operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition 2016, (“OECD Due Diligence Guidance”), and whether the Company’s description of the due diligence measures it performed, as set forth in Description of Due Diligence Measures Performed section of the Conflict Minerals Report for the reporting period from January 1 to December 31, 2017, is consistent, in all material respects, with the due diligence process that the Company undertook.

Management is responsible for the design of the Company’s due diligence framework and the description of the Company’s due diligence measures set forth in the Conflict Minerals Report, and performance of the due diligence measures. Our responsibility is to express an opinion on the design of the Company’s due diligence framework and on the description of the due diligence measures the Company performed, based on our examination. Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and the standards applicable to attestation engagements contained in Government Auditing Standards, issued by the Comptroller General of the United States, and, accordingly, included examining, on a test basis, evidence about the design of the Company’s due diligence framework and the description of the due diligence measures the Company performed, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination was not conducted for the purpose of evaluating:

•	The consistency of the due diligence measures that the Company performed with either the design of the Company’s due diligence framework or the OECD Due Diligence Guidance

•	The completeness of the Company’s description of the due diligence measures performed

•	The suitability of the design or operating effectiveness of the Company’s due diligence process

•	Whether a third party can determine from the Conflict Minerals Report if the due diligence measures the Company performed are consistent with the OECD Due Diligence Guidance

•	The Company’s reasonable country of origin inquiry (RCOI), including the suitability of the design of the RCOI, its operating effectiveness, or the results thereof

•	The Company’s conclusions about the source or chain of custody of its conflict minerals, those products subject to due diligence, or the DRC Conflict Free status of its products

Accordingly, we do not express an opinion or any other form of assurance on the aforementioned matters or any other matters included in any section of the Conflict Minerals Report other than the design of the Company’s due diligence framework as set forth in the Design of Conflict Minerals Program section and the Company’s description of the due diligence measures it performed as set forth in the Description of Due Diligence Measures Performed section referenced in the first paragraph above.

In our opinion, the design of the Company’s due diligence framework for the reporting period from January 1 to December 31, 2017, as set forth in the Design of Conflict Minerals Program section of the Conflict Minerals Report is in conformity, in all material respects, with the OECD Due Diligence Guidance, and the Company’s description of the due diligence measures it performed as set forth in the Description of Due Diligence Measures Performed section of the Conflict Minerals Report for the reporting period from January 1 to December 31, 2017, is consistent, in all material respects, with the due diligence process that the Company undertook.

/s/ Ernst & Young LLP

San Jose, California

May 17, 2018